Exhibit 10.5



                           QUADRAMED CORPORATION

                     AMENDMENT OF EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement"), dated this 20th day of September, 2001, is by and between QuadraMed Corporation, a corporation organized under the laws of the State of Delaware and having its principal place of business at San Rafael, California (the "Company"), and Lawrence
P. English, an individual currently residing in Longboat Key, Florida (the "Employee"), and

                              WITNESSETH THAT:

         WHEREAS, Employee and the Company have heretofore entered into an employment agreement, dated as of June 12, 2000 (the "Employment
Agreement");

         WHEREAS, Employee and the Company desire to revise the Employment Agreement to incorporate describe certain additional bonus opportunities and change of control protections as recommended to the Company by the Company's Employee compensation consultant, Frederic W. Cook & Co., Inc.;

         NOW, THEREFORE, Employee and the Company hereby agree that from and after the date of execution of this Agreement the Employment Agreement shall be and is hereby amended as follows:

         1. Part One of the Employment Agreement is hereby amended by adding a definition of "Board," to read in its entirety as follows:

                  ""Board" means the Board of Directors of the Company.

         2. Part One of the Employment Agreement is hereby further amended by amending the definition of "Stock Option Plan" contained therein to read in its entirety as follows:

                  ""Stock Option Plan" means any plan, program or policy of the Company for the granting of options to acquire Company stock or other equity-based incentives to employees of the Company and affiliates, including but not limited to the Company's 1996 Stock Incentive Plan (including the predecessor 1994 Stock Option Plan), as amended through the date hereof. and the Company's 1999 Stock Incentive Plan, as amended through the date hereof."

         3. Part Two, Section 5C, pertaining to Employee's potential bonus compensation for services to the Company, is deleted in its entirety and the following is inserted in lieu thereof:

                  "C. Employee shall be eligible for a discretionary bonus of up to fifty (50%) percent of Employee's then-current annual rate of base salary. Employee's discretionary bonus and timing of its payment will be determined by the Board in its sole discretion and based upon the recommendation of the Company's Compensation Committee and such additional factors as the Board deems appropriate, including Employee's individual performance and the Company's financial results.

                  "If the Company exceeds its annual operating cash flow goal for any of 2001, 2002 and 2003, then, in addition to whatever other bonuses to which Employee may be entitled under the other paragraphs of this Section 5C in respect of that year, Employee will be eligible to receive a cash bonus equal to 50% of his target annual bonus for the same year (the "Enhanced Bonus"). Any Enhanced Bonus earned for any year will be paid promptly following December 31, 2003 or, if earlier, promptly following the date of a Change in Control if but only if the Employee remains employed by the Company through such date and otherwise shall be forfeited. If for any of the specified years the Company does not exceed its annual operating cash flow goal, Employee will not be eligible for an Enhanced Bonus for that year; provided, however, that Employee will be eligible to receive the amount of Enhanced Bonus to which Employee would have otherwise been eligible for the year, subject to the vesting and payment provisions previously described, if over the total three years the Company achieves the aggregate of its annual operating cash flow goals.

                  "Employee may also be eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Board. Any award for such a bonus will be recommended and approved by the Board's Compensation Committee."

         4. The Employment Agreement and Part Two, Section 11 thereof, pertaining to Employee's severance benefits on certain terminations of his employment, is hereby amended by (i) redesignating Sections 11 B through D as Sections 11 C through E and adjusting appropriately all cross-references to any of said Sections and (ii) adding a new Section 11 B to read in its entirety as follows:

                  "B. Severance and Welfare Benefits after Change in Control. If Employee is terminated by reason of an Involuntary Termination of Employee's employment (other than a Termination for Cause) in connection with or within twenty-four (24) months following a Change in Control, he will be entitled to the severance and welfare benefits described below in this Section. These benefits are in lieu of any entitlement to severance and welfare benefit continuation under preceding subsection or subsections of this Section, but in addition to any entitlements arising under other provisions of this Agreement (e.g., provisions providing accelerated vesting of Options). These benefits are as follows:"

                           "(1) A severance payment, payable in one lump
                  sum within thirty days (30) days of the date of such an Involuntary Termination, in an aggregate amount equal to two (2) times the sum of Employee's then-current annual rate of base salary and his annual target bonus for the year in which the Change in Control occurs. Employee may elect, in his sole discretion, to have the severance benefit payable pursuant to this Section paid in approximately equal monthly installments over a one year period following the date of his Involuntary Termination.

                           "(2) For a period of twenty-four (24) months,
                  Employee (and his dependents, if otherwise eligible) shall be provided by the Company with the same life, health and disability plan participation, benefits and other welfare benefit coverages to which he was entitled to as an employee of the Company immediately before his Involuntary Termination (excluding, however, any severance plan benefits). In the event that under applicable law or the terms of any relevant Employee Benefit Plan such participation, benefits and/or coverage cannot be provided under an existing Company Employee Benefit Plan, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits through private insurance acquired at the Company's expense. To the maximum extent permitted by applicable law, any benefit coverage provided pursuant to this paragraph shall be in discharge of any obligations of the Company or any rights of Employee and his dependents under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA ("COBRA") or any other legislation of similar import."

         5. Part Three is hereby amended by adding at the end thereof a new Section to read in its entirety as follows:

         Tax Effect of Payments.
         ----------------------

                  "A. Gross-Up Payment. In the event that it is determined that any payment or distribution of any type to or for Employee's benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes imposed upon the Gross-Up Payment, including any Excise Tax, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

                  "B. Determination by Accountant. All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code) that are required to be made under this Section, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this Section, shall be made by an independent accounting firm selected by Employee and reasonably acceptable to the Company from among the largest five (5) accounting firms in the United States (the "Accounting Firm"), which shall provide its determination, together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters (the "Determination"), both to the Company and to Employee within five (5) business days of Employee's termination date, if applicable, or such earlier time as is requested by the Company or by Employee (if Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that Employee has substantial authority not to report any Excise Tax on Employee's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to Employee within five
         (5) business days after the Determination is delivered to the Company or to Employee. Any Determination by the Accounting Firm shall be binding upon the Company and Employee, absent manifest error. All of the costs and expenses of the Accounting Firm shall be borne by the Company.

                  "C. Underpayments and Overpayments. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayments") or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the company to or for Employee's benefit. In the case of an Overpayment, Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) Employees shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that Employee has retained or has received as a refund from the applicable taxing authorities and
         (ii) this provision shall be interpreted in a manner consistent with the intent of this Section, which is to make Employee whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Employee's repaying to the Company an amount which is less than the Overpayment."

         6. Except as provided in the preceding paragraphs of this Agreement, the provisions of the Employment Agreement remain in full force and effect in accordance with their respective terms.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

                                           QUADRAMED CORPORATION




                                           By:____________________________
                                              Michael H. Lanza
                                              Its Executive Vice President


                                           EMPLOYEE




                                           _______________________________
                                           Lawrence P. English